Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Relations:	PCG Advisory
Sean Leous
+1-646-863-8998
sleous@pcgadvisory.com

	Investors Relations:	PCG Advisory
Adam Holdsworth
+1-646-862-4607
adamh@pcgadvisory.com

U.S. Court of Appeals Enters Judgement in Favor of GenSpera

SAN ANTONIO, July 20, 2015— GenSpera, Inc. (OTCQB: GNSZ) announced today the U.S. Court of Appeals for the Federal Circuit found in favor of GenSpera.

On July 16, 2015, the U.S. Court of Appeals for the Federal Circuit entered judgment in GenSpera, Inc. v. Annastasiah Mudiwa Mhaka in favor of GenSpera. In a per curiam order without an opinion, the Federal Circuit affirmed the decision of the U.S. District Court for the District of Maryland granting summary judgment in GenSpera’s favor in two consolidated cases relating to the inventorship of two patents owned by GenSpera. The district court had issued a declaratory judgment that Dr. Annastasiah Mhaka should not be added as an inventor to the two patents at issue, and had also granted summary judgment with respect to state law tort claims brought by Dr. Mhaka against the company and two of its founders, Dr. John Isaacs and Dr. Sam Denmeade. The U.S. Court of Appeals for the Fourth Circuit previously dismissed another appeal brought by Dr. Mhaka from the same district court judgments.

About Mipsagargin

Mipsagargin is a prodrug in human clinical trials for several different tumor types. Mipsagargin consists of a thapsigargin derivative, 12ADT, coupled to a peptide that helps solubilize the prodrug and prevents its internalization into cells until the peptide is removed. The mechanism of action works by targeting the enzyme PSMA, which is highly expressed on the surface of almost all cancer tumor vasculature, including those of glioblastoma. PSMA recognizes and removes the peptide, releasing the active ingredient 12ADT into the cell and bringing about cell death. The prodrug delivery system ensures that mipsagargin is activated only within the tumor, providing greater anti-tumor efficacy and minimizing side effects.

About GenSpera

GenSpera, Inc. is a San Antonio-based biotech company that unlocks conventional thinking to conceive, design, and develop cancer therapies. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides for targeted release of drug candidates within tumors. GenSpera's lead drug candidate, mipsagargin, was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma (liver cancer).

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

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